Exhibit 3.25
ARTICLES OF INCORPORATION
OF
H. B. & R. INC.
          The undersigned incorporators, being natural persons of the age of twenty one years of age or more, in order to form a corporation under the Montana Business Corporation Act, hereby certify as follows:
ARTICLE I
          The name of the corporation is: H. B. & R. INC.
ARTICLE II
          The period of duration of the corporation shall be perpetual.
ARTICLE III
          The purposes for which the corporation is organized are as follows:
          1. To engage in the operation of oilfield equipment for the purpose of servicing and work over operations on oil and gas wells and to enter into, acquire and carry out contracts for said purposes.
          2. To acquire by purchase, lease or otherwise, to own, hold and maintain, and to mortgage, pledge, lease, sell or otherwise dispose of oil lands, leases, royalties, and permits, and the oil, gas and other mineral rights and interests in lands; to produce therefrom oil, gas and other volatile or mineral substances, to develop, operate, dispose of or in any way use the said lands, leases, royalties, permits and such oil, gas and mineral rights and interests, and to enter into, acquire and carry out contracts for drilling wells, installation of plants, equipment, machinery, fixtures or facilities, or otherwise related to or affecting such lands, leases, royalties or permits of such oil, gas and mineral rights and interests, and to dispose of the products therefrom either as raw products or otherwise.
          3. To engage in the business of drilling wells for oil, gas water or other substances, either on lands owned, leased or otherwise held by the corporation or by others; to construct and operate oil or gas wells or any equipment, machinery, fixtures or facilities or in any manner to develop and improve oil, gas and mineral lands or any interests therein whether owned, leased or otherwise held by the corporation or by others, and to enter into, acquire and carry out contracts for the foregoing purposes.
          4. To acquire the good will, assets, rights and property and to undertake the whole or any part of the liabilities of any person, firm, partnership, joint venture, association, or corporation; to pay for the same in cash, the stock of this corporation, bonds or otherwise; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired.
          5. To engage in a general real-estate and investment business; to buy or otherwise acquire, sell or otherwise dispose of, mortgage, exchange, lease, hold (for investment or otherwise), use, operate and otherwise deal with an in real, personal and mixed property of all kinds and any right or interest therein.
          6. To engage in the business of manufacturers, producers, processors, merchants, jobbers, wholesalers, retailers, importers and exporters generally without limitation as to the class of products dealt in; and to engage in any and all kinds of commercial businesses and enterprises, whether of the kind herein referred to or of an entirely distinct and different character.

          7. To carry on any other lawful business whatsoever which may appear to the corporation calculated, directly or indirectly, to promote the interest of the corporation or to enhance the value of its property; and to have, enjoy and exercise all of the rights, powers and privileges conferred upon corporations organized under the laws of the State of Montana, whether now or hereafter in effect, and whether or not herein specifically mentioned.
          8. To lend money to, and to guarantee the obligations of, other individuals, forms, partnerships and corporations, and to take and hold real and personal property as security for the payment of funds loaned or invested, or as security for the obligations of others to this corporation.
          9. To enter into general partnerships, limited partnership (whether the corporation be limited or general partner), joint ventures, syndicates, pools, associations, and other arrangements for carrying on any lawful business or for engaging in any other activity which may appear to the corporation to be calculated, directly or indirectly, to promote the interests of the corporation.
          10. The foregoing enumeration of purposes shall not limit or restrict in any manner the exercise of other and further rights and powers which may now or hereafter be allowed or permitted by law; and the purposes specified in each of the paragraphs of this Article III are independent purposes, not to be restricted by reference to or inference from the terms of any other paragraph.
ARTICLE IV
          1. The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares, to consist of one class only, designated “Common Stock”, each such share having a par value of $100.00 each.

          2. The corporation shall have the right to impose restrictions upon the transfer of all, or any part of, its shares and may become a party to agreements entered into by any of its shareholders restricting transfer or encumbrance of any of its share, or subjecting any of its shares to repurchase or resale obligations.
ARTICLE V
          Shareholders shall have no pre-emptive right to acquire additional or treasury shares of the corporation, or securities convertible into shares or carrying stock purchase warrants or privileges, or stock rights or options.
ARTICLE VI
          The initial registered office of the corporation shall be 209 North Main, Plentywood, Montana, 52954; and the initial registered agent at such address shall be Loren J. O’Toole.
ARTICLE VII
          1. The number of directors of this corporation shall be three, or such greater number as shall be fixed by the Bylaws.
          2. The initial Board of Directors shall consist of the following three members, who shall serve until their successors be elected and qualified:

DIRECTOR	ADDRESS
Ernie Hellickson	Dickinson, North Dakota

Orvie Berg	Plentywood, Montana, 59254

Loren J. O’Toole	209 North Main
Plentywood, Montana 59254
          3. The number of directors may be increased or decreased from time to time by amendment to the Bylaws of the .corporation; but no decrease shall have the effect of shortening the term of any incumbent director. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of the majority of the directors then in office, though less than a quorum of the Board of Directors.
ARTICLE VIII
          No contract or other transaction between this corporation and one or more of its directors shall be invalidated or otherwise affected by the fact that such directors has a pecuniary or other interest in such contract or transaction. No contract or other transaction between this corporation and any other corporation, association, firm or person shall be invalidated by the fact that any director of this corporation is also a director or officer of such other corporation or is in any way connected with such other corporation or association, firm or person, or is otherwise interested in such contract or transaction, provided that the fact that such director is so interested shall be disclosed to, or shall have been known by, the Board of Directors, or a majority thereof.
ARTICLE IX
          The Board of Directors may from time to time adopt, alter amend and repeal Bylaws for the regulation and management of the affairs of the corporation; but any Bylaws so made may be altered, amended or repealed by the shareholders entitled to vote at any annual or special meeting.
ARTICLE X
          Each director and officer of the corporation shall be indemnified by the corporation against all expenses and liabilities, including attorney’s fees, reasonably incurred by or imposed upon him in connection with all claims, demands, actions or proceedings, or in connection with any settlement thereof, to which he may be made a party, or in which he may become involved, by reason of his being or having been a director or officer of the corporation, whether or not he is a director of officer at the time such expenses or liabilities are incurred, except in cases where he shall be finally adjudged in such action or proceeding to be liable for willful misconduct in the performance of his duties as such director or officer. The right of indemnification herein provided shall be in addition to, and not exclusive of, all other rights to which such director or officer may be entitled; and the right of indemnification herein provided shall inure to the benefit of the personal representatives of deceased directors and officers.
ARTICLE XI
          The names and addresses of the incorporators are:

INCORPORATOR	ADDRESS
Ernie Hellickson	Dickinson, North Dakota 58601

Orvie Berg	Plentywood, Montana, 59254

Loren J. O’Toole	209 North Main
Plentywood, Montana 59254
[Signature page follows.]

          Signed in duplicate this 30th day of September 1974.

/s/ Ernie Hellickson

/s/ Orvie Berg

/s/ Loren J. O’Toole